Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-153890
Cliffs Natural Resources Inc.
Prospectus Supplement dated October 21, 2008
to the Prospectus dated October 7, 2008
          The selling shareholder table on pages 3-4 of the prospectus is amended to add information regarding the following selling shareholders in the prospectus and their holdings of Cliffs Natural Resources Inc., or Cliffs, common shares:

	Common			Common		Percentage of
	Shares Owned		Common Shares	Stock Owned		Common Shares
	Prior to the		That May Be	After the		Owned After the
Name of Selling Shareholder(1)	Offering		Offered Hereby	Offering		Offering(2)
Michael Blevins	1,216		1,216	—		—
Russell Combs	22,605	(3)	9,805	12,800	(3)	—
Barry Dangerfield	70,436	(4)	52,436	18,000	(4)	—
David Howard	12,938	(5)	5,138	7,800	(5)	—
Harold Richard Howie	13,346	(6)	5,746	7,600	(6)	—
William Matthews	10,950	(7)	3,650	7,300	(7)	—
Michael McLaughlin	22,605	(8)	9,805	12,800	(8)	—
William Stewart	1,216		1,216	—		—
Ronald G. Stovash	72,131		34,131	38,000		—
Stephen Williams	38,789	(9)	22,589	16,200	(9)	—

(1)	Each of these selling shareholders received the common shares offered hereby through a distribution from PinnOak Resources Employee Equity Incentive Plan, LLC, which we refer to as PinnOak Employee LLC. PinnOak Employee LLC received these shares from Cliffs in the transaction described under the heading “Selling Shareholders” in the prospectus dated October 7, 2008. These selling shareholders were employees of PinnOak Resources, LLC prior to its acquisition by Cliffs and became employed by Cliffs following the acquisition. Mr. Stovash’s employment relationship with Cliffs was terminated November 5, 2007. Otherwise, none of the selling shareholders has held any position or office with us or any of our subsidiaries or has any material relationship with us.

(2)	Based upon 113,502,463 common shares issued and outstanding as of October 20, 2008. Assumes all of the common shares offered pursuant to this prospectus are sold. Less than one percent unless otherwise specified.

(3)	Includes 12,800 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 12,800 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(4)	Includes 18,000 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 18,000 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(5)	Includes 7,500 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 7,500 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(6)	Includes 7,600 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 7,600 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(7)	Includes 7,300 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 7,300 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(8)	Includes 12,800 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 12,800 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.

(9)	Includes 16,200 restricted shares for which the selling shareholder has voting power but no dispositive power until the transfer restrictions are removed. One-half of the 16,200 restricted shares vest on each of July 31, 2009 and July 31, 2010 if the selling shareholder remains employed by Cliffs on such date.